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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                             Warrantech Corporation
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                                (Name of Issuer)


                         Common Stock, $.007 par value
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                         (Title of Class of Securities)

                                    934648304
                  ---------------------------------------------
                                 (CUSIP Number)

                                August 22, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 934648304
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1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      American International Group, Inc.
      I.R.S. Identification No. 13-2592361
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)      [ ]
                                                    (b)      [ ]
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Incorporated under the laws of the State of Delaware
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                        5.    SOLE VOTING POWER
  NUMBER OF                   2,000,000
   SHARES                     --------------------------------------------------
BENEFICIALLY            6.    SHARED VOTING POWER
  OWNED BY                    0
    EACH                      --------------------------------------------------
 REPORTING              7.    SOLE DISPOSITIVE POWER
   PERSON                     2,000,000
    WITH                      --------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER
                              0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              2,000,000
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                     [ ]
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (9)

                               13.24%
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12.   TYPE OF REPORTING PERSON
                                       CO
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ITEM 1 (a).       NAME OF ISSUER:

                  Warrantech Corporation

ITEM 1 (b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  150 Westpark Way
                  Euless, TX 76040

ITEM 2 (a).       NAME OF PERSON(S) FILING:

                  American International Group, Inc.

ITEM 2 (b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE(S):

                  American International Group, Inc.
                  70 Pine Street
                  New York, New York  10270

ITEM 2 (c).       CITIZENSHIP:

                  The information requested hereunder is set forth under Item 4 of the cover page to this Schedule 13G.

ITEM 2 (d).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.007 per share

ITEM 2 (e).       CUSIP NUMBER:  934648304


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ITEM 3.       TYPE OF PERSONS FILING:

                       American International Group, Inc.:

                       Passive Investor pursuant to Rule 13d-1(c)

ITEM 4.       OWNERSHIP.

                       The information requested hereunder is set forth under Items 5 through 9 and Item 11 of the cover page to this
                       Schedule 13G.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

                       Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                       Not applicable.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
              WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                       Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                       Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                       Not applicable.


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ITEM 10.      CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 26, 2001

                          AMERICAN INTERNATIONAL GROUP, INC.


                          By  /s/  Kathleen E. Shannon
                          ------------------------------------
                          Name: Kathleen E. Shannon
                          Title: Vice President and Secretary



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